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                                                                      EXHIBIT 99

DAWSON GEOPHYSICAL COMPANY
508 West Wall, Suite 800
Midland, TX 79701
Nasdaq National Market Symbol: DWSN

For more information, contact:
L. Decker Dawson, President - (915) 684-3000

FOR IMMEDIATE RELEASE:


                           DAWSON GEOPHYSICAL COMPANY
                         ADOPTS SHAREHOLDER RIGHTS PLAN


         MIDLAND, TEXAS, July 13, 1999 -- Dawson Geophysical Company announced today that its Board of Directors has adopted a shareholder rights plan. The plan is designed to assure that the Company's shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers and other abusive takeover tactics to gain control of Dawson Geophysical Company without paying all shareholders a fair price.

         L. Decker Dawson, President of Dawson Geophysical Company stated: "The Board of Directors adopted the rights plan to protect Dawson Geophysical Company's shareholders against certain types of unfair or coercive tactics. The adoption of shareholder rights plans has become a common practice among United States corporations. It enables a Board of Directors to better represent the shareholders in a manner that will permit them to realize the long-term value of their investment in the Company. The rights plan will not and is not intended to prevent a takeover of the Company on terms that are fair to, and are in the best interests of, all shareholders, but it should encourage any person seeking to acquire the Company to negotiate with the Board prior to attempting a takeover."

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         Under Dawson Geophysical Company's rights plan, the Company has declared a dividend of one right ("Right") on each share of Common Stock of the Company. Each Right will entitle the holder to purchase one one-hundredth of a share of a new Series A Junior Participating Preferred Stock, par value $1.00 per share, of the Company at an exercise price of $50.00. The Rights are not currently exercisable and will become exercisable shortly after a person or group acquires beneficial ownership of 20 percent or more of Dawson Geophysical Company's outstanding Common Stock or announces a tender offer or exchange offer the consummation of which would result in beneficial ownership by a person or group of 20 percent or more of the outstanding Common Stock. The Rights are subject to redemption by the Company for $.01 per Right at any time prior to the tenth day after the first public announcement of the acquisition by a person or group of beneficial ownership of 20 percent or more of the Company's Common Stock. In addition, the Board of Directors is authorized to amend the Rights plan at any time prior to such time as the Rights become exercisable.

         If a person or group acquires beneficial ownership of 20 percent or more of the Company's Common Stock and the Rights are then exercisable, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right's then current exercise price, a number of the Company's shares of Common Stock having a market value of twice such price. In addition, if Dawson Geophysical Company is acquired in a merger or other business combination transaction after a person has acquired beneficial ownership of 20 percent or more of the Company's Common Stock and the Rights are then exercisable, each Right will entitle its holder to purchase, at the Right's then current exercise price, a number of the acquiring company's shares of common stock having a market value of twice such price. Following the acquisition by a person or group of beneficial ownership of 20 percent or more of the Company's Common Stock and prior to an acquisition of beneficial ownership of 50 percent or more of the Company's Common Stock, the Board of Directors

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may exchange the Rights (other than Rights owned by such person or group, which will have become null and void and nontransferable), in whole or in part, at an exchange ratio of one share of Common Stock (or one one-hundredth of a Share of Preferred Stock) per Right.

         The dividend distribution will be made on July 23, 1999, payable to shareholders of record at the close of business on that date. The Rights will expire on July 23, 2009.

         Further information regarding the Rights is contained in a letter that will be mailed to all holders of the Company's Common Stock.

         Dawson Geophysical Company acquires and processes three-dimensional seismic data used in the exploration, development and field management of oil and natural gas reserves. The Company's land-based acquisition crews operate primarily in the western United States. Data processing is performed by geophysicists at the Company's computer center located in Midland, Texas.


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